Exhibit 10.13

CONSULTING AGREEMENT

This Consulting Agreement is made on this 1st day of March, 2017 (the “Effective Date”) between Celsius Holdings, Inc. (the “Company”) and Gerry David (“Consultant”).

WHEREAS, the Company is actively engaged in the business of manufacturing and distributing of functional supplements in various delivery systems; and,

WHEREAS, Consultant previously served as Chief Executive Officer of the Company.

WHEREAS, Consultant desires to provide consulting services to the Company pursuant to the terms of this Consulting Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Consulting Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

Article 1
Engagement of Consultant

The Company agrees to engage Consultant, and Consultant accepts engagement with the Company, on and subject to the terms and conditions set forth in this Consulting Agreement.

Article 2
Duties of Consultant

Section 2.1. Duties. The Company agrees to engage Consultant to provide such consulting services and other tasks as may be reasonably requested by the Company.

Section 2.2. Time Devoted to Work. Consultant agrees to make his services available as reasonably requested by the Company.

Article 3
Compensation of Consultant

Section 3.1. Base Compensation. For all consulting services rendered by Consultant under this Consulting Agreement from the Effective Date through December 31, 2017, the Company agrees to pay Consultant compensation in the amount of $20,000 per month paid not later than the last day of the applicable month.

Section 3.2. Bonus Compensation. The Company further agrees to pay Consultant bonus compensation in the amount of $415,000 on the Effective Date for services previously rendered to the Company. The sum of $300,000 from such bonus shall be used by Consultant to exercise all of the options granted to Consultant under the Company’s 2006 Incentive Stock Plan on or before May 31, 2017.

Section 3.3. Reimbursement of Expenses. The Company shall promptly reimburse the Consultant for all reasonable expenses, including travel expenses, reasonably incurred by the Consultant in the performance of his agreed responsibilities under this Consulting Agreement, but only if Consultant properly accounts for expenses in accordance with the Company’s policies.

Section 3.4. Acceleration of Stock Options. On the Effective Date the Company shall take such actions as may be necessary to cause any and all stock options granted to Consultant which are not then fully exercisable by Consultant to become immediately exercisable, provided, however, Consultant acknowledges and agrees that the acceleration of such stock options granted to Consultant by the Company on February 24, 2015 requires board approval. Consultant agrees that he will not sell any shares of any class of stock of the Company (“Shares”) beneficially owned by Consultant (a) prior to July 23, 2017; (b) on or after July 23, 2017, in excess of 111,250 Shares in any given 90-day period; (c) while Consultant is in default under this Consulting Agreement; or(d) if this Consulting Agreement is terminated by the Company for Cause (as hereinafter defined), at any time prior to January 1, 2018. Consultant agrees that any certificate representing Shares issued to Consultant shall bear such restrictive legends as the Company deems appropriate to reflect such restrictions. This Section 3.4 shall survive any termination or expiration of this Consulting Agreement.

Section 3.5. Lease Termination Expenses. Company shall promptly pay or reimburse Consultant for any reasonable expenses incurred by Consultant in terminating Consultant’s current residential lease in an aggregate amount not to exceed $5,000, provided that Consultant properly accounts for such expenses in accordance with Company’s policies.

Article 4
COBRA Benefits

Section 4.1. COBRA. If Consultant elects to receive COBRA benefits for which Consultant became eligible as a result of his termination of employment with the Company, the Company hereby agrees to reimburse Consultant for the cost of such COBRA benefits for Consultant and Consultant’s family through the end-of-engagement date (as hereinafter defined).

Article 5
Termination of Engagement

Section 5.1. Term of Engagement. Consultant’s engagement shall commence on the Effective Date and shall continue until December 31, 2017 (“end-of-engagement date”), unless terminated sooner, as provided by this article of the Consulting Agreement. For the avoidance of doubt, failure to extend the term of engagement beyond the end-of-engagement date shall not be deemed to be a termination by the Company.

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Section 5.2. Termination at Consultant’s Death. Consultant’s engagement with the Company shall terminate at Consultant’s death.

Section 5.3. Termination by Consultant. Consultant may terminate this Consulting Agreement at any time for any reason or no reason at all.

Section 5.4. Termination by the Company.

(a)         Termination for Cause. The Company may terminate Consultant’s engagement for Cause.

(b)         For purposes of this Consulting Agreement, the term “Cause” shall mean (i) an action or omission of the Consultant which constitutes a willful and material breach of, or failure or refusal to perform his duties under, this Consulting Agreement which is not cured within fifteen (15) days after receipt by the Consultant of written notice of same, (ii) fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services hereunder, (iii) conviction of any crime which involves dishonesty or a breach of trust, or (iv) gross negligence in connection with the performance of the Consultant’s duties hereunder, which is not cured within fifteen (15) days after written receipt by the Consultant of written notice of same, or (v) Consultant violates Article 6, Article 7, or Article 8 of this Consulting Agreement.

(c)         Termination other than for Cause. The Company may terminate this Consulting Agreement for any reason or no reason at all.

Section 5.5. Compensation Following Termination.

(a)         If Consultant’s engagement is terminated by the Company for “Cause” as such term is defined in this Consulting Agreement, or by Consultant, the Company shall pay Consultant Consultant’s base compensation as provided in this Consulting Agreement through the date engagement is terminated, and the Company shall have no further obligations to Consultant under this Consulting Agreement.

(b)         If Consultant’s engagement is terminated because of the Consultant’s death or by the Company other than for Cause, the Company shall pay Consultant Consultant’s base compensation as provided in this Consulting Agreement through the end-of-engagement date, and in addition, all benefits according to Section 4 will continue to be maintained as provided in such Section 4. The Company, at the Company’s option, may prepay any or all amounts owed to Consultant pursuant to this Section 5.5(b) at any time without penalty. If by law any benefit cannot be maintained due to termination of engagement, the cash value of said benefit will be paid to Consultant in a lump sum payment within 15 days after termination of said benefit.

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Article 6

Confidential Information

Section 6.1. Confidential Information Defined. “Confidential Information” as used in this Consulting Agreement shall mean any and all technical and non-technical information belonging to, or in the possession of, the Company or its officers, directors, employees, affiliates, subsidiaries, clients, vendors, or employees, including without limitation, patent, trade secret, and proprietary information; techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, source codes, object codes, software programs, software source documents, and formulae related to the Company’s business or any other current, future and/or proposed business, product or service contemplated by the Company; and includes, without limitation, all information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, vendor lists, business forecasts, sales and merchandising, and marketing plans or similar information.

Section 6.2 Disclosures. Consultant agrees that he shall, at no time during or after termination of this Consulting Agreement, directly or indirectly make use of, disseminate, or in any way disclose Confidential Information to any person, firm or business, except to the extent necessary for performance of this Consulting Agreement. Consultant agrees that he shall disclose Confidential Information only to the Company’s other employees who need to know such information and who have previously agreed to be bound by the terms and conditions of a substantially similar confidentiality provision and shall be liable for damages for the intentional or negligent disclosure of Confidential Information. Consultant’s obligations with respect to any portion of Confidential Information shall terminate only when Consultant has documented to the Company that (a) such information was lawfully in the public domain at the time it was communicated to Consultant by the Company; or (b) the communication was in response to a valid order by a court of competent jurisdiction or was necessary to establish the rights of the Company under this Consulting Agreement, provided, however that Consultant shall promptly notify the Company of his notice of any such order and cooperate reasonably with the Company in an attempt to limit or avoid such disclosure.

Section 6.3. Survival. This Article 6 shall survive any termination or expiration of this Consulting Agreement.

Article 7

Noncompetition, Nonsolicitation and Nondisparagement Agreement

Section 7.1. Agreement Not To Compete. For the period ending on January 1, 2020, Consultant agrees not to directly or indirectly own, manage, control, or operate; serve as an officer, director, partner or employee of; have any direct or indirect financial interest in; or assist in any way; any person or entity that competes with any business conducted by the Company or by any of the Company’s affiliates or subsidiaries in any geographic region in which the Company conducts business.

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Section 7.2. Nonsolicitation Agreement. For a period ending on January 1, 2020, Consultant agrees not to solicit or induce, or attempt to solicit or induce, any of the Company’s employees to terminate their employment with the Company or to become employed by any employer which is a competitive business. Consultant further agrees that for a period ending on the end-of- engagement date, Consultant will not solicit or induce, or attempt to solicit or induce, any customer, supplier or other person or entity having an existing or prospective relationship with the Company to enter into a contract or other business arrangement with Consultant or any other person or entity, the intent or the foreseeable result of which could be: (x) to divert a business opportunity which the Company has or had under consideration during the term of this Consulting Agreement, (y) to diminish the Company’s sales or revenue in any line of business or (z) to increase costs of doing business or otherwise to cause any competitive or financial injury to the Company relating to any line of business conducted by the Company during the term of this Consulting Agreement.

Section 7.3. Nondisparagement Agreement. For a period ending on January 1, 2020, Consultant covenants and agrees not to make, directly or indirectly through any other person or entity, any negative, derogatory or disparaging statements or communications, whether written or oral, about the Company or any of the Company’s affiliates or subsidiaries or any of their respective businesses, services, activities, business relationships, shareholders, members, partners, directors, officers, managers or employees.

Section 7.4. Competitive Businesses. For purposes of this Article 7, a competitive business shall be any person or entity directly or indirectly engaged in the manufacturing, import, export, sale or distribution of calorie burning beverages or supplements.

Section 7.5. Ownership of Public Corporation No Violation. Consultant will not be considered to have violated Section 7.1 merely because Consultant owns no more than five percent (5%) of the stock of any publicly held corporation.

Section 7.6. Acknowledgement of Reasonableness. Consultant hereby agrees that these restrictions provided in this Article 7 are reasonable in terms of their duration and geographical scope, and that Consultant is being adequately compensated for his acceptance of these restrictions.

Section 7.7. Survival. This Article 7 shall survive any termination or expiration of this Consulting Agreement.

Article 8

Resignation, Release and Indemnification

Section 8.1. Resignation. Consultant hereby resigns as an employee and Chief Executive Officer of the Company and such resignation is hereby accepted by the Company. Furthermore, Consultant acknowledges that his name, image and likeness has been used by the Company with his permission and may continue to be used by the Company for all purposes, including advertising, trade or any commercial purposes, and in exchange for the Company entering into this Consulting Agreement, the Consultant consents to and grants to the Company and Company’s assigns, licensees and successors the continuing right to use such images for all such purposes throughout the world and in perpetuity without any further consideration from the Company.

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Section 8.2. Release by Consultant. In exchange for the Company entering into this Consulting Agreement, Consultant hereby releases and forever discharges the Company, its officers, directors, employees, shareholders, owners, affiliates, parent and affiliated corporations, successors and assigns from all liability upon claims of any nature whatsoever, including claims in tort, claims for breach of contract, wrongful, bad faith or retaliatory discharge, promissory estoppel, violation of federal or state securities laws, rules or regulations, unpaid dividends, fraud, negligence, defamation, claims for violation of Federal, state and local laws which prohibit discrimination on the basis of race, color, national origin, religion, sex, age and disability, claim arising under the Age Discrimination in Employment Act, as amended, 20 U.S.C. § 621, et. seq., or Title VII of the Civil Rights Act of 1964, as amended, or the Employee Retirement Income Security Act, or the Americans with Disabilities Act of 1990, or the Florida Civil Rights Act of 1992, and also including any other claims based upon the termination of Consultant’s employment with the Company or any act or event which occurred before the Effective Date of this Consulting Agreement. Consultant further agrees that he will not file a lawsuit against the Company or any of the other persons or entities based upon any act or event which occurred before the Effective Date of this Consulting Agreement or in any way relating to the termination of Consultant’s prior employment by the Company.

Section 8.3. Indemnification by Company. For a period ending on the earlier of (i) the end-of-engagement date, or (ii) such date that this Consulting Agreement is terminated by the Company for Cause, Consultant’s rights to indemnification under the By-Laws of the Company, as well as under other organizational documents of the Company, contractually or at law, if any, shall continue with regard to claims made within such time arising from actions or inactions by Consultant while Consultant served as an officer of the Company.

Article 9
Notices

Any notice given under this Consulting Agreement to either party shall be made in writing. Notices shall be deemed given when delivered by hand or when mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed to the party at the address set forth below.

Consultant’s address:	Gerry David
3615 5th Avenue NE
Bradenton, FL 34208

Company’s address:	Celsius Holdings, Inc.
2424 N. Federal Highway, Suite 208
Boca Raton, FL 33431

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Each party may designate a different address for receiving notices by giving written notice of the different address to the other party. The written notice of the different address will be deemed given when it is received by the other party.

Article 10
Binding Agreement

Section 10.1. Company’s Successors. The rights and obligations of the Company under this Consulting Agreement shall inure to the benefit of and shall be binding in all respects upon the successors and assigns of the Company.

Section 10.2. Consultant’s Successors. This Consulting Agreement shall inure to the benefit and be enforceable by and upon Consultant’s personal representatives, legatees, and heirs. If Consultant dies while amounts are still owed, such amounts shall be paid to Consultant’s legatees or, if no such person or persons have been designated, to Consultant’s estate.

Article 11
Waivers

The waiver by either party of a breach of any provision of this Consulting Agreement shall not operate or be construed as a waiver of any subsequent breach.

Article 12
Entire Agreement

Section 12.1. No Other Agreements. This instrument contains the entire agreement of the parties. The parties have not made any agreements or representations, oral or otherwise, express or implied, pertaining to the subject matter of this Consulting Agreement other than those specifically included in this Consulting Agreement.

Section 12.2. Prior Agreements. This Consulting Agreement supersedes any prior agreements pertaining to or connected with or arising in any manner out of the engagement of Consultant by the Company. All such prior agreements are terminated and are of no force or effect whatsoever.

Article 13
Amendment of Agreement

No change or modification of this Consulting Agreement shall be valid unless it is in writing and signed by the party against whom the change or modification is sought to be enforced. No change or modification by the Company shall be effective unless it is approved by the Company’s Board of Directors and signed by an officer specifically authorized to sign such documents.

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Article 14
Severability of Provisions

If any provision of this Consulting Agreement is invalidated or held unenforceable, the invalidity or unenforceability of that provision or provisions shall be deemed modified or severed only to the minimum extent necessary to make said provision(s) valid and enforceable while maintaining the intent of said provision(s). No such modification shall affect the validity or enforceability of any other provision of this Consulting Agreement.

Article 15

Governing Law, Venue & Attorneys Fees

All questions regarding the validity and interpretation of this Consulting Agreement shall be governed by and construed and enforced in all respects in accordance with the laws of the State of Florida. Venue for any action arising in any manner out of the Consultant’s engagement, this Consulting Agreement, or any of the terms contained herein shall be the Federal and or State courts located in Palm Beach County, Florida, regardless of where this Consulting Agreement is to be performed. In the event either party engages legal counsel to enforce any provision contained in this Consulting Agreement, the prevailing party shall be entitled to all reasonable attorneys fees, investigative expenses, costs, and court costs, whether or not a suit is actually filed, but including all levels of appeal.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Consulting Agreement in duplicate on the date and year first above written.

CONSULTANT:

/s/ Gerry David
Gerry David

COMPANY:

CELSIUS HOLDINGS, INC.

By:	/s/ William H. Milmoe
William H. Milmoe
Co-Chairman of the Board

By:	/s/ Tim Leissner
Tim Leissner
Co-Chairman of the Board

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